Filed pursuant to Rule 424(b)(3)
Registration No. 333-169363

PROSPECTUS SUPPLEMENT

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Alliance Bank Profit Sharing/401(k) Plan

(Participation Interests in up to 318,019 shares of common stock of
Alliance Bancorp, Inc. of Pennsylvania)

This prospectus supplement is being provided to employees of Alliance Bank who are participants in the Alliance Bank Profit Sharing/401(k) Plan (the “Plan”). This supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in the common stock of Alliance Bancorp, Inc. of Pennsylvania, a newly organized corporation which is incorporated in the Commonwealth of Pennsylvania (“Alliance Bancorp-New”).

Alliance Mutual Holding Company is reorganizing from the mutual to stock form of organization. In connection with the conversion, the common stock of the existing federally chartered mid-tier holding company for Alliance Bank, which is also known as Alliance Bancorp, Inc. of Pennsylvania (“Alliance Bancorp”) held by existing stockholders other than Alliance Mutual Holding Company will be exchanged for shares of common stock of Alliance Bancorp-New. In addition, Alliance Bancorp-New is offering shares of its common stock for sale at a purchase price of $10.00 per share.

As a participant in the Plan, you may direct the trustee to use the monies held in your individual Plan account to purchase shares of Alliance Bancorp-New common stock in its offering by transferring amounts currently allocated to your account under the Plan to the employer stock fund (other than amounts you presently have invested in the employer stock fund), subject to the limitations and other conditions of such offering. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly.

The prospectus dated November 10, 2010 of Alliance Bancorp-New, which is attached to this prospectus supplement, includes detailed information with respect to Alliance Bancorp-New, Alliance Bancorp, Alliance Mutual Holding Company, Alliance Bank and the offering of Alliance Bancorp-New common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page S-11 in this prospectus supplement and “Risk Factors” beginning on page 21 in the prospectus.

Neither the Securities and Exchange Commission nor any state or federal agency has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The participation interests are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. This type of investment involves risk and you may lose some or all of your investment.

The date of this prospectus supplement is November 10, 2010.

i

THE OFFERING

Summary of the Reorganization

Alliance Mutual Holding Company is reorganizing from the mutual to the stock form of organization. Following the reorganization, Alliance Bancorp-New will be wholly-owned by the public and Alliance Bancorp-New will own all of the issued and outstanding shares of Alliance Bank common stock. You may use your Plan account to subscribe for shares of Alliance Bancorp-New as described in this prospectus supplement.

Securities Offered

The securities offered by this prospectus supplement are participation interests in the Plan. At June 30, 2010, the Plan had approximately $3.18 million in assets which could be used to purchase up to 318,019 shares (at a purchase price of $10.00 per share) of the common stock of Alliance Bancorp-New subject to the limitations and conditions of the offering. The shares of common stock of Alliance Bancorp currently held in the Plan will be exchanged for shares of common stock of Alliance Bancorp-New pursuant to an exchange ratio, as is more fully discussed in “The Conversion and Offering” section of the prospectus. Only employees of Alliance Bank may become participants in the Plan. The common stock to be issued hereby is conditioned on the completion of the conversion and offering. Your investment in the common stock of Alliance Bancorp-New in the offering is subject to the priority purchase rights applicable to you, as set forth in the Plan of Conversion and Reorganization, and as described below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the conversion and offering and the financial condition, results of operation and business of Alliance Bancorp is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of Alliance Bancorp-New and Alliance Bank is 541 Lawrence Road, Broomall, Pennsylvania 19008. The telephone number of Alliance Bank is (610) 353-2900.

Election to Purchase Common Stock in the Offering; Priorities

You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the reorganization according to your directions. In the event the offering is oversubscribed, i.e., there are more orders for common stock of Alliance Bancorp-New than shares available for sale in the offering, and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, depending on your purchase priority, the amount that is not invested in common stock of Alliance Bancorp-New will be returned to the other investments of the Plan pursuant to your existing investment directions. If you choose not to direct the investment of your Plan account balance to purchase shares of common stock of Alliance Bancorp-New in the offering, your Plan account balance will remain in the other investment options of the Plan as previously directed.

You are permitted to use funds allocated to your Plan account to purchase shares of common stock of Alliance Bancorp-New in the offering to the extent that you fall into one of the following orders of priority:

•	Depositors of Alliance Bank with an aggregate balance of $50 or more at the close of business on June 30, 2009 get first priority;

•	Depositors of Alliance Bank with an aggregate balance of $50 or more at the close of business on September 30, 2010 get third priority (after the employee stock ownership plan of Alliance Bank, which has second priority); and

•	Other depositors — depositors of Alliance Bank as of November 1, 2010, get fourth priority.

If you do not qualify in the subscription offering, your order will be treated as a community offering order.

Common stock so purchased will be allocated to your Plan account.

The limitations on the amount of common stock that you may purchase in the offering, as described in the attached prospectus, see “The Conversion and Offering — Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the offering together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds and Funds Held Outside the Plan to Invest in the Offering

Accompanying this prospectus supplement is a Special Investment Election Form attached as Annex A. The Special Investment Election Form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of Alliance Bancorp-New. If you wish to invest all or part of your beneficial interest in the assets of the Plan in common stock of Alliance Bancorp-New issued in the offering, you should complete the Special Investment Election Form and return it to Joseph M. Vetter in the enclosed business reply envelope no later than 4:00 p.m., Eastern time on December 13, 2010. In order to purchase shares outside the Plan (in your name or through an IRA), you must complete and return a stock order form, along with payment by check or by authorizing a withdrawal from your Alliance Bank deposit account(s) to be received by the Stock Information Center no later than 2:00 p.m., Eastern time, on December 21, 2010. If you do not have a stock order form, or have other questions about purchasing stock outside the Plan, contact the Stock Information Center by calling 1-(877) 643-8217.

Deadline for Delivery of Special Investment Election Form

The Special Investment Election Form must be returned to Alliance Bank, 541 Lawrence Road, Broomall Pennsylvania 19008, Attn: Joseph M. Vetter no later than 4:00 p.m. on December 13, 2010. If you do not wish to purchase the common stock of Alliance Bancorp-New in the offering through the Plan, please fill out the Special Investment Election Form and check the box for “No Election” in Section 5 of the form.

Irrevocability of Election to Participate in the Offering

After you return the investment election form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock in the offering is irrevocable.

Direction to Purchase Common Stock After the Offering

After the offering, you will continue to be able to direct the investment of your plan contributions in the investment options available under the Plan, including the common stock of Alliance Bancorp-New (the percentage invested in any option must be a whole percent). You may change the allocation of your interest in the various investment options offered under the Plan at any time. Special restrictions may apply to transfers directed to or from the common stock of Alliance Bancorp-New if you are an executive officer, director or principal shareholder of Alliance Bancorp-New and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Alliance Bancorp-New.

Purchase Price of Common Stock

The funds you allocate for the purchase of common stock in the offering will be used in full by the Plan trustee to purchase whole shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the offering will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering. You will not be charged a commission to purchase shares of common stock in the offering. You will not be permitted to purchase fractional shares of Alliance Bancorp common stock in the offering. Any cash not used to purchase whole shares of common stock in the offering will be reinvested in the existing investment funds of the Plan, in accordance with your then existing investment election for future contributions to the Plan.

After the offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from the treasury stock account of Alliance Bancorp-New. The prices paid by the trustee for shares acquired in the open market may be higher than the $10.00 per share offering price and will be for “adequate consideration” which means the fair market value of the common stock as quoted on the Nasdaq Global Market.

Nature of a Participant’s Interest in Common Stock

The common stock will be held in the name of the Plan, as trustee, and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in Alliance Bancorp-New common stock) of other participants.

DESCRIPTION OF THE PLAN

Introduction

The Plan was originally adopted by Alliance Bank effective as of July 1, 1984. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. Alliance Bank has obtained a ruling from the IRS dated May 26, 1992 that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code.

Employee Retirement Income Security Act

The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with Alliance Bank. A substantial federal tax penalty also may be imposed on distributions made prior to you attaining the age 59 1/2.

Reference to Full Text of Plan

The following is a summary of the Plan and does not contain all of the detailed information in the Plan. Copies of the Plan are available to all employees by request from Alliance Bank, 541 Lawrence Road, Broomall, Pennsylvania, 19008, Attention: Joseph M. Vetter, Director of Human Resources. You are urged to read carefully the full text of the Plan. To the extent that any conflict may exist between the terms and conditions of the Plan and the description in this prospectus supplement, the terms and conditions in the Plan shall control.

Eligibility and Participation

An employee of Alliance Bank is eligible to become a participant in the Plan after completing one year of service with Alliance Bank and attaining age 21. A year of service is defined as a twelve (12) consecutive month period during which an employee completes at least 1,000 hours of service with Alliance Bank. The plan year is the calendar year, January 1 to December 31.

As of June 30, 2010, there were approximately 77 employees eligible to participate in the Plan, and 49 employees participating by making elective deferral contributions.

Contributions Under the Plan

401(k) Contributions.  As a Plan participant, you are permitted to elect to reduce your compensation initially pursuant to the Alliance Bank Profit Sharing/401(k) Plan Enrollment Form and may change your contributions later by submitting a Contribution Change Form or by contacting Joseph M. Vetter at (610) 359-6940. Contribution changes are permitted once per month. The amount you elect is subject to certain restrictions and limitations, as discussed below, not to exceed $16,500 for 2010 or such higher amount as may be periodically set by the IRS and have such amount contributed to the Plan on your behalf. If you are 50 years or older, you can also make “catch up” contributions of up to $5,500 in 2010. Your pre-tax employee contributions are transferred by Alliance Bank to the trustee and credited to your Plan account. The Plan defines “compensation” as your total compensation that is subject to income tax withholding and paid to you during the year, excluding severance, income realized upon the exercise of stock options, income realized upon the vesting of restricted property or the making of an election under section 83(b) of the Internal Revenue Code. Generally, you may elect to modify the amount contributed to your Plan account, however, special restrictions apply to the employer stock fund if you are subject to Section 16 of the Securities Exchange Act of 1934.

Roth 401(k) Contributions.  Commencing July 1, 2010, you are permitted to make Roth 401(k) deferrals under the Plan. Roth 401(k) deferrals are subject to income taxes in the year of deferral. However, the deferrals, and in most cases, earnings on such deferrals, are not subject to federal income taxes when distributed to you.

After-Tax Contributions.  You are not permitted to make after-tax contributions under the Plan.

Employer Contributions.  Alliance Bank, in its sole discretion, may make a contribution matching all or some portion of your pre-tax employee contribution. Furthermore, Alliance Bank, in its sole discretion, may also make other discretionary contributions to the Plan. Alliance Bank has not elected to make matching contributions under the Plan and there can be no assurance that we will do so in the future.

Limitations on Contributions

Limitation on Annual Additions and Benefits.  Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account during any calendar year generally may not exceed the lesser of 100% of compensation for the calendar year or $49,000 (for 2010) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code).

Limitation on 401(k) Plan Contributions.  By law, your total deferrals under the Plan may not exceed $16,500 for 2010, adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

Limitation on Plan Contributions for Highly Compensated Employees.  Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of salary deferrals and matching contribution that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals and matching contribution made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of

Alliance Bancorp), or (2) for the preceding year had compensation from the employer in excess of $110,000 (for 2010), and if the employer so elects was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions, either are recharacterized or are distributed before the close of the first 2 1/2 months following the calendar year to which such excess contributions relate.

Top-Heavy Plan Requirements.  If for any calendar year the Plan is a top-heavy plan, then Alliance Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In general, the Plan will be regarded as a “top-heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees (for 2010) generally include any employee who, at any time during the calendar year, was (1) an officer of Alliance Bank having annual compensation in excess of $160,000 (for 2010), (2) a 5% owner of Alliance Bancorp (i.e., owns directly or indirectly more than 5% of the stock of Alliance Bancorp, or stock possessing more than 5% of the total combined voting power of all stock of Alliance Bancorp or (3) a 1% or greater owner of Alliance Bancorp having annual compensation in excess of $150,000.

Loans

You are permitted to borrow money from your account. The loan amount must be at least $1,000 and is limited to a maximum of 50% of your vested account balance, up to a maximum of $50,000. The interest rate on the loan will remain fixed for the life of the loan. You can borrow for any reason up to a maximum term of 60 months. If you are borrowing to purchase a residence, your loan may have a term of up to 180 months. You may have up to two outstanding loans at any time and refinancing is not permitted.

Investment of Contributions

General.  All amounts credited to your accounts under the Plan are held in a trust. A trustee appointed by Alliance Bank’s Board of Directors administers the trust. The Plan offers you the following investment choices:

Goldman Sachs FS Prime Obligations FST
Vanguard Short Term Investment Grade
Vanguard Balanced Index
Vanguard 500 Index Investor
American Funds Growth Fund of America R5
Neuberger Berman Mid Cap Growth Inv
Alger Small Cap Growth A Load Waived
Alliance Bancorp, Inc. of Pennsylvania Employer Stock Fund
Vanguard Prime Money Market Inv
Metropolitan West Total Return Bond I
American Beacon Large Cap Value Inst
Thornburg Value R5
RiverSource Mid Cap Value R4
Columbia Small Cap value II Z
Thornburg International Value R5

You are permitted to elect (in increments of 1%) to have your participation interest invested either in the common stock of Alliance Bancorp-New or among the other funds listed above.

The net gain (or loss) of the funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the trust) will be determined at least daily during the calendar year. For purposes of such allocations, all assets of the trust are valued at their fair market value.

Funds.  The annual percentage return on these funds for the prior five years was:

Fund	2009	2008	2007	2006	2005

Goldman Sachs FS Prime Obligations FST	0.4	2.6	5.3	5.0	3.1
Vanguard Short Term Investment Grade	14.0	(4.7)	5.9	5.0	2.2
Vanguard Balanced Index	20.1	(22.2)	6.2	11.0	4.7
Vanguard 500 Index Investor	26.5	(37.0)	5.4	15.6	4.8
American Funds Growth Fund of America R5	34.9	(38.9)	11.3	11.2	14.5
Neuberger Berman Mid Cap Growth Inv	29.2	(41.0)	21.6	14.6	13.4
Alger Small Cap Growth A Load Waived	44.4	(46.0)	16.0	19.0	16.1
Vanguard Prime Money Market Inv	0.5	2.8	5.1	4.9	3.0
Metropolitan West Total Return Bond I	17.3	(1.3)	6.5	7.2	3.3
American Beacon Large Cap Value Inst	27.5	(39.4)	3.2	19.0	9.9
Thornburg Value R5	45.7	(41.4)	6.5	22.4	—
RiverSource Mid Cap Value R4	39.9	(44.3)	10.5	17.1	16.9
Columbia Small Cap value II Z	25.1	(33.6)	3.0	17.0	9.0
Thornburg International Value R5	31.9	(41.7)	28.1	26.1	—
Alliance Bancorp Employer Stock Fund	13.4	4.8	—	—	—

A brief summary of such funds is as follows:

Goldman Sachs FS Prime Obligations FST — The investment seeks to maximize current income to the extent consistent with the preservation of capital and the maintenance of liquidity. The fund invests in U.S. Government Securities, obligations of U.S. banks, commercial paper and other short-term obligations of U.S. companies, states, municipalities and other entities and repurchase agreements. It invests up to 10% of total assets in other investment companies and only invests in U.S. banks.

Vanguard Short Term Investment Grade — The investment seeks to provide current income. The fund invests at least 80% of assets in short and intermediate term corporate bonds and other corporate fixed income obligations. It typically maintains an average weighted maturity of between one and four years. The fund may also invest in U.S. government securities, bank obligations, commercial paper, repurchase agreements, and dollar-denominated foreign securities.

Vanguard Balanced Index — The fund seeks to track the performance of a broad, market-weighted bond index and a benchmark index that measures the investment return of the overall U.S. stock market. The fund employs a passive management or investment approach designed to track the performance of two benchmark indexes. With approximately 60% of assets, it seeks to track the investment performance of the MSCI® US Broad Market index, which represents 99.5% or more of the total market capitalization of all the U.S. common stocks. The fund also seeks to track the investment performance of the Barclays Capital U.S. Aggregate Float Adjusted index with 40% of assets.

Vanguard 500 Index Investor — The investment seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks. The fund employs a passive management investment approach designed to track the performance of the Standard & Poor’s 500 index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. It invests all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

American Funds Growth Fund of America R5 — The investment seeks capital growth by investing in common stocks. The fund invests primarily in common stocks and seeks to invest in companies that appear to offer superior opportunities for growth of capital. It may also hold cash or money market instruments. The fund may invest up to 25% of its assets in securities of issuers domiciled outside the United States.

Neuberger Berman Mid Cap Growth Inv — The investment seeks growth of capital. The fund normally invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in common stocks of mid-capitalization companies, which it defines as those with a total market capitalization within the market capitalization range of the Russell Midcap index at the time of purchase.

Alger Small Cap Growth A Load Waived — The investment seeks long-term capital appreciation. The fund normally invests at least 80% of net assets, plus any borrowings for investment purposes, in equity securities of companies that, at the time of purchase of the securities, have total market capitalization within the range of companies included in the Russell 2000 Growth index or the S&P Small-Cap 600 index, as reported by the indexes as of the most recent quarter-end.

Vanguard Prime Money Market Inv — The investment seeks to provide current income while maintaining liquidity and a stable share price of $1. The fund invests primarily in high-quality, short-term money market instruments, including certificates of deposit, banker’s acceptances, commercial paper, and other money market securities. To be considered high-quality, a security generally must be rated in one of the two highest credit-quality categories for short-term securities by at least two nationally recognized rating services. The fund invests more than 25% of its assets in securities issued by companies in the financial services industry.

Metropolitan West Total Return Bond I — The investment seeks to maximize long-term total return. The fund pursues its objective by investing, under normal circumstances, at least 80% of net assets in investment grade fixed income securities or unrated securities that are determined by the Adviser to be of similar quality. Up to 20% of the fund’s net assets may be invested in securities rated below investment grade. Under normal conditions, the portfolio duration is two to eight years and the dollar-weighted average maturity ranges from two to fifteen years.

American Beacon Large Cap Value Inst — The investment seeks long-term capital appreciation and current income. The fund normally invests at least 80% of its assets in equity securities of large market capitalization U.S. companies. These companies generally have market capitalizations similar to the market capitalization of the companies in the Russell 1000 index at the time of investment. The investments may include common stocks, preferred stocks, securities convertible into U.S. common stocks, U.S. dollar-denominated ADRs, and U.S. dollar-denominated foreign stocks traded on U.S. exchanges.

Thornburg Value R5 — The investment seeks long-term capital appreciation. The fund invests primarily in domestic equity securities selected on a value basis. It may also invest in foreign securities and American depositary receipts.

RiverSource Mid Cap Value R4 — The investment seeks long-term capital appreciation. The fund normally invests at least 80% of assets in equity securities of medium-sized companies whose market capitalizations at the time of purchase fall within the range of the Russell Midcap Value index. It may invest up to 25% of its assets in foreign investments. The fund may invest up to 20% of its assets in stocks of smaller or larger companies, preferreds, convertibles, or other debt securities.

Columbia Small Cap value II Z — The investment seeks long-term growth of capital. The fund normally invests at least 80% of its net assets in equity securities of companies that have market capitalizations in the range of the companies in the Russell 2000 Value Index at the time of purchase that the Advisor believes are undervalued and have the potential for long-term growth. It may invest up to 20% of total assets in foreign securities and also may invest in real estate investment trusts.

Thornburg International Value R5 — The investment seeks long-term capital appreciation. The fund normally invests at least 75% of its assets in foreign securities or depository receipts of foreign securities. It may invest in developing countries. The fund typically makes equity investments in the following three types of companies: basic value companies with well established businesses whose stock is under valued; Consistent earner companies when they are selling at valuations below historic norms; and Emerging franchises that are in the process of establishing a leading position in a product, service or market expecting growth at an above average rate.

Alliance Bancorp, Inc. of Pennsylvania Employer Stock Fund — The employer stock fund consists primarily of investments in common stock of Alliance Bancorp. Alliance Bancorp is a federally chartered majority-owned subsidiary of Alliance Mutual Holding Company. Following the offering, Alliance Bancorp, a federal corporation, will cease to exist, but will be succeeded by a new Pennsylvania corporation with the name Alliance Bancorp, Inc. of Pennsylvania, which will be 100% owned by its public shareholders, including Alliance Bancorp’s tax-qualified plans.

Shares of Alliance Bancorp which were held in the Alliance Bancorp employer stock fund prior to the conversion and offering will be converted into new shares of common stock of Alliance Bancorp-New, in accordance with the exchange ratio. The trustee will use all amounts reallocated to the employer stock fund in the special election to acquire shares in the conversion and common stock offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the employer stock fund, including cash dividends paid on common stock held in the employer stock fund, to purchase shares of common stock of Alliance Bancorp-New. It is expected that all purchases will be made at prevailing market prices.

Vesting

You are always 100% vested in your pre-tax employee contributions and the earnings thereon under the Plan. However, your vested interests in any matching or other discretionary contributions allocated to your Plan account is determined in accordance with the following schedule, based on the number of years of service you complete:

Years of Service	Vested Percentage

1	20%
2	40%
3	60%
4	80%
5	100%

If you leave Alliance Bank’s employment prior to complete vesting, you will forfeit the unvested portion of your Plan account, if any. If you are rehired within five years, you may become vested in the previously forfeited amount. The allocation of forfeitures is done as of December 31 of each year.

Distribution Upon Retirement or Disability

Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment. Payment of your benefits must generally begin no later than the April 1 following the calendar year in which you attain age 70 1/2 or the calendar year in which you retire.

Distribution Upon Death

If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment.

Distribution Upon Termination of Employment

After termination of employment with Alliance Bank, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

The Plan administrator will furnish to you a quarterly statement showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

Alliance Bank is the named fiduciary of the Plan for purposes of ERISA. Reliance Trust Company currently serves as trustee of the Plan’s trust. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator.

The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of Alliance Bank. Currently, the Plan administrator is Alliance Bank. The address and telephone number of the administrator is 541 Lawrence Road, Broomall, Pennsylvania 19008, 610-359-6900. The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

Alliance Bank intends to continue the Plan indefinitely. Nevertheless, Alliance Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. Alliance Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Alliance Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

General.  The following is a brief summary of certain federal income tax aspects of the Plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

As a “qualified retirement plan,” the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. Alliance Bank expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

Lump-Sum Distribution.  A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by Alliance Bank. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by Alliance Bank which is included in such distribution.

Averaging Rules.  The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by Alliance Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

If you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments. You also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the Plan treated as a long-term capital gain and taxed at a rate of 20%.

Common Stock Included in Lump-Sum Distribution.  If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the IRS.

Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to a Traditional or Roth IRA.  Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to a traditional or Roth IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to a traditional or Roth IRA. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to a traditional IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. If you roll over your distribution to a Roth IRA, the taxable amount of your distribution will be included in your taxable income in the year of the distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or participant and another) or for a period of 10 years or more, (2) a minimum distribution required by Section 401(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution.

ERISA and Other Qualification

As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from Plan.

Restrictions on Resale

Any person receiving shares of Alliance Bancorp-New common stock under the Plan who is an “affiliate” of Alliance Bancorp-New as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933, as amended, (e.g., our directors, executive officers and substantial stockholders) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1934 assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of Alliance Bancorp-New may wish to consult with counsel before transferring any common stock he or she owns. In addition, you are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock when acquired under the Plan, or other sales of common stock.

Persons who are not deemed to be our “affiliates” at the time of resale will be free to resell any shares of common stock allocated to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An “affiliate” of Alliance Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Alliance Bancorp-New. Normally, a director, principal officer or major stockholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Alliance Bancorp-New at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when Alliance Bancorp is current in filing the reports required of it under the Securities Exchange Act of 1934.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Alliance

Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations, on a Form 5 within 45 days after the close of the registrant’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Forms 4 or Forms 5 filed by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Alliance Bancorp-New of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the assets available for Plan benefits at December 31, 2009, is available upon written request to the Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm acted as special counsel for Alliance Bancorp-New, Alliance Bancorp, Alliance Mutual Holding Company and Alliance Bank in connection with the reorganization and offering.

ANNEX A

ALLIANCE BANK PROFIT SHARING/401(k) PLAN
Special Investment Election Form

Name of Plan Participant:
Social Security Number:

1. INSTRUCTIONS.  This Special Investment Election Form provides your directions to sell certain investments in your Alliance Bank Profit Sharing/401(k) Plan account (except those already invested in the employer stock fund) for the purpose of purchasing the common stock of Alliance Bancorp-New in connection with the mutual to stock conversion and reorganization of Alliance Mutual Holding Company and issuance of common stock by Alliance Bancorp-New.

To direct the investment of all or part of the funds credited to your account to the employer stock fund of Alliance Bancorp-New, you should complete and submit this form to Joseph M. Vetter, Director of Human Resources, no later than 4:00 p.m. on December 13, 2010. A representative for Alliance Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Joseph M. Vetter at (610) 359-6940. If you do not complete and return this form to Alliance Bank by 4:00 p.m. on December 13, 2010, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment directions.

2. INVESTMENT DIRECTIONS.  As directed below, I hereby authorize the sale of the funds currently credited to my account and the purchase of common stock of Alliance Bancorp-New with such proceeds. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010, but you may not transfer $1,001 or $1,011. No later than the end of the subscription and community offering period, the amount that you elect to transfer from your existing account balances for the purchase of Alliance Bancorp-New common stock in the stock offering will be removed from your existing account and transferred to a money market fund pending the closing of the stock offering. Following the offering period, we will determine whether all or a portion of your order will be filled. If the value of the fund(s) you select is insufficient to cover your order, then your order will be reduced accordingly. Your investment directions are subject to market risk.

Plan Investment Funds	Dollar Amount

Goldman Sachs FS Prime Obligations FST	Sell $
Vanguard Short Term Investment Grade	Sell $
Vanguard Balanced Index	Sell $
Vanguard 500 Index Investor	Sell $
American Funds Growth Fund of America R5	Sell $
Neuberger Berman Mid Cap Growth Inv	Sell $
Alger Small Cap Growth A Load Waived	Sell $
Vanguard Prime Money Market Inv	Sell $
Metropolitan West Total Return Bond I	Sell $
American Beacon Large Cap Value Inst	Sell $
Thornburg Value R5	Sell $
RiverSource Mid Cap Value R4	Sell $
Columbia Small Cap value II Z	Sell $
Thornburg International Value R5	Sell $
Total $

A-1

3. PURCHASER INFORMATION.  Please check one box below, indicating your purchaser category. To the extent your order cannot be filled with common stock of Alliance Bancorp-New, the amount (including earnings, if any) not used to purchase common stock will be transferred and reinvested in the existing investment funds of the Plan, in accordance with your then existing investment election for future contributions to the Plan. Please contact Joseph M. Vetter at (610) 359-6940 for more information. Please indicate your status.

a. ☐	Eligible Account Holder — Check here if you were a depositor with $50.00 or more on deposit with Alliance Bank as of June 30, 2009. Please list your accounts below.

b. ☐	Supplemental Eligible Account Holder — Check here if you were a depositor with $50.00 or more on deposit with Alliance Bank as of September 30, 2010, but are not an Eligible Account Holder. Please list your accounts below.

c. ☐	Other Depositor — Check here if you were a depositor with Alliance Bank as of November 1, 2010, but you are not an Eligible Account Holder or Supplemental Eligible Account Holder. Please list your accounts below.

Please note:  Failure to list all of your Alliance Bank deposit accounts that qualify you in category a, b or c above, may result in the loss of part of all of your subscription rights.

Account Title (Name(s) on Account)	Deposit Account Number
Delete

Community Offering — If (a) through (c) above do not apply, check the first box below that applies:

d. ☐	You are a resident of Delaware County or Chester County, Pennsylvania.

e. ☐	You were a shareholder of Alliance Bancorp as of November 8, 2010.

f. ☐	Neither (d) nor (e) above applies.

4. PURCHASE LIMITATIONS.  The following restrictions apply to the aggregate number of shares you may request to purchase in the reorganization and stock offering, including your purchases in the Plan:

•	Minimum number of shares: 25 shares ($250)

•	Maximum number of shares (subject to certain adjustments): 50,000 shares ($500,000)

•	Maximum number of shares for associates or group: 100,000 shares ($1,000,000)

•	Maximum number of shares for associates or groups including shares of Alliance Bancorp currently owned: 5.0% of the total shares of common stock outstanding upon completion of the conversion and offering

See “The Conversion and Offering — Limitations on Common Stock Purchases” in the accompanying prospectus for more information.

A-2

5. INVESTMENT ELECTION.  I, the undersigned participant in the Plan, make the following investment election (complete the boxes below if you choose to purchase shares in the offering, or mark the “No Election” box with an “X”). Sign where indicated:

Number of Shares of		Total Amount Due
Alliance Bancorp — New	Price Per Share	from Page A-1

	X $10.00 =	$

☐	No Election. I elect not to purchase shares of Alliance Bancorp — New common stock in the offering through the Plan.

6. ACKNOWLEDGMENT OF PARTICIPANT.  I understand that this Special Investment Election Form is irrevocable and shall be subject to all of the terms and conditions of the Alliance Bank Profit Sharing/401(k) Plan and the Plan of Conversion and Reorganization of Alliance Mutual Holding Company. I acknowledge that I have received a copy of the prospectus and the prospectus supplement.

ACKNOWLEDGMENT OF ELECTION BY PARTICIPANT AND RECEIPT BY EMPLOYER:

By:
Signature of Participant

Date:	Date:

(Keep a copy of this form for your records)

A-3